Exhibit 10.5

TIVO INC.

1999 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

Pursuant to this Stock Appreciation Right Agreement (the “Agreement”) TiVo Inc., a Delaware corporation (the “Company”) has granted you the right to the appreciation on the number of shares of Common Stock indicated in Section 1 below at the exercise price indicated in Section 3 below. Defined terms not explicitly defined in this Agreement but defined in the Company’s 1999 Equity Incentive Plan (the “Plan”) shall have the same definitions as in the Plan.

The details of your Stock Appreciation Rights are as follows:

1. GRANT OF STOCK APPRECIATION RIGHT. Effective as of                     , 20     (the “Date of Grant”), the Company hereby irrevocably grants to you the right to the appreciation on              shares of Common Stock (the “Stock Appreciation Right”), as determined under Section 2, upon the terms and conditions set forth in this Agreement.

2. SETTLEMENT OF STOCK APPRECIATION RIGHTS. Upon exercise of all or a specified portion of your Stock Appreciation Right, you (or such other person entitled to exercise the Stock Appreciation Right pursuant to this Agreement and the Plan) shall be entitled to receive from the Company shares of Common Stock with an aggregate Fair Market Value on the date of exercise of the Stock Appreciation Right equal to the amount determined by multiplying (i) the amount (if any) by which the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right exceeds the exercise price per share of the Stock Appreciation Right, by (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

3. EXERCISE PRICE. The exercise price of the shares of Common Stock covered by your Stock Appreciation Right shall be $             per share, without commission or other charge.

4. VESTING. Subject to the limitations contained herein, your Stock Appreciation Right will vest                                                                         , provided that vesting will cease upon the termination of your Continuous Service. Notwithstanding anything to the contrary in this Section 4 or in the Grant Notice, your Stock Appreciation Right may vest on an accelerated basis pursuant to Section 11(d) of the Plan and, if applicable, the Change of Control Terms and Conditions between the Company and Employee dated as of                     , 20     (the “Change of Control Agreement”).

5. WHOLE SHARES. Your Stock Appreciation Right may only be exercised with respect to whole shares of Common Stock.

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your Stock Appreciation Right may not be exercised unless the shares issuable upon exercise of your Stock Appreciation Right are then registered under the Securities Act or, if such are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Stock Appreciation Right must also simply with other applicable laws and regulations governing the Stock Appreciation Right and the Stock Appreciation Right may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

7. TERMS. Except as otherwise may be provided in the Change of Control Agreement, the term of your Stock Appreciation Right commences on the Date of Grant and expires upon the earliest of the following:

(i) the Expiration Date indicated in the Grant Notice;

(ii) the tenth (10th) anniversary of the Date of Grant;

(iii) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason;

(iv) twelve (12) months after the termination of your Continuous Service due to Disability; or

(v) three (3) months after the termination of your Continuous Service for any other reason, provided that if during any part of such three (3)-month period the Stock Appreciation Right is not exercisable solely because of the condition set forth in Section 3, the Stock Appreciation Right shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service.

8. EXERCISE.

(a) You may exercise the vested portion of your Stock Appreciation Right during its term by delivering a Notice of Exercise (in the form designated by the Company) to the Secretary of the Company, or to such other person as the Company may designate, during regular hours, together with such additional documents as the Company may then require.

(b) By exercising your Stock Appreciation Right you agree that, as a condition to any exercise of your Stock Appreciation Right, the Company may require you to enter into one or more arrangements providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Stock Appreciation Right; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

9. TRANSFERABILITY. Your Stock Appreciation Right is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Stock Appreciation Right.

10. STOCK APPRECIATION RIGHT NOT A SERVICE CONTRACT. Your Stock Appreciation Right is not an employment or service contract, and nothing in your Stock Appreciation Right shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Stock Appreciation Right shall obligate the Company or an Affiliate, there respective stockholders, Board of Directors, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company or an Affiliate.

11. NOTICES. Any notices provided for in your Stock Appreciation Right or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, address to you at the least address you provided to the Company.

12. GOVERNING PLAN DOCUMENTS. Your Stock Appreciation Right is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Stock Appreciation Right, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted and those of the Plan, the provisions of the Plan shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Appreciation Right Agreement is deemed made as of the Date of Grant set forth above.

TIVO, INC.

By:

Title:

RECIPIENT

[Name of Optionee]

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